UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2020

FORESCOUT TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38253	51-0406800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  190 West Tasman Drive
San Jose, California 95134

  (Address of principal executive offices)

(408) 213-3191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares ($0.001 par value)	FSCT	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On July 15, 2020, Forescout Technologies, Inc. (the “Company”) entered into an Amended and Restated Agreement and Plan of Merger (the “Amended and Restated Merger Agreement”) with Ferrari Group Holdings, L.P. (“Parent”) and Ferrari Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). The Amended and Restated Merger Agreement amends and restates the Agreement and Plan of Merger (the “Original Agreement”), dated February 6, 2020, among Parent, Merger Sub and the Company.

The Amended and Restated Merger Agreement provides that, upon the terms and subject to the conditions of the Amended and Restated Merger Agreement, as promptly as practicable (but in no event later than July 20, 2020), Merger Sub will commence a tender offer (the “Offer”) to purchase each issued and outstanding share of common stock, par value $0.001 per share, of the Company (each, a “Share”) at an offer price of $29.00 per Share, net to the seller in cash, without interest and subject to any withholding taxes (the “Offer Price”). Promptly following the completion of the Offer, upon the terms and subject to the conditions of the Amended and Restated Merger Agreement, Merger Sub will then be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Amended and Restated Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”), which would not require a vote of the Company’s stockholders in order to consummate the Merger. At the effective time of the Merger (the “Effective Time”), each Share (other than the Shares accepted for payment in the Offer and Shares held by stockholders who validly exercise appraisal rights under Section 262 of the DGCL or held by the Company, Parent, or their respective wholly owned subsidiaries) will be cancelled and converted into the right to receive the Offer Price.

The Board of Directors of the Company (the “Board”) unanimously determined that the transactions contemplated by the Amended and Restated Merger Agreement are in the best interests of the Company and its stockholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement and unanimously resolved to recommend that the Company’s stockholders tender their Shares in the Offer.

With respect to the Company’s stock-based equity awards, at the Effective Time, (1) unless otherwise agreed to between Parent and the applicable holder prior to the Closing, each outstanding stock-based award, to the extent then vested, will be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the Offer Price (less the purchase price per Share, if any, of such stock-based award) by (ii) the total number of Shares then subject to the then-vested portion of such stock-based award; and (2) each outstanding stock-based award, to the extent not then vested, will be continued and will thereafter confer on the holder of such stock-based award the right to receive an amount, without interest, equal to the product obtained by multiplying (i) the Offer Price (less the purchase price per Share, if any, of such stock-based award) by (ii) the total number of Shares then subject to the then-unvested portion of such stock-based award, which amount will be paid, at Parent’s election, either in cash or in stock of the surviving corporation of the Merger or a parent corporation thereof (or a combination thereof), and will be payable on the same vesting schedule, and subject to the same terms and conditions, as the unvested portion of the stock-based award to which it relates. However, the number of Shares subject to the unvested portion of any stock-based award with performance-based vesting with respect to a performance period that ended prior to the Effective Time will be continued as described in the preceding sentence based on the portion of the then unvested portion of such stock-based award actually earned based on performance, or as specified in the Amended and Restated Merger Agreement.

With respect to the Company’s stock options, at the Effective Time, unless otherwise agreed to between Parent and the applicable holder prior to the Closing, each outstanding and unexercised Company option that is not fully vested in accordance with its terms, will fully vest and, together with all fully-vested options, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (1) the excess, if any, of the Offer Price less the exercise price per Share of such option, by (2) the total number of Shares then issuable upon exercise in full of such option. Any option for which the exercise price per Share is equal to or greater than the Offer Price will be cancelled without any cash payment being made in respect thereof.

Under the terms of the Amended and Restated Merger Agreement, Merger Sub’s obligation to accept and pay for Shares that are tendered in the Offer is subject to the satisfaction or waiver of certain limited conditions, including: (1) that prior to the expiration of the Offer there have been validly tendered and received (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn a number of Shares that, together with Shares then-owned by Parent and any of its wholly owned subsidiaries, would represent at least one Share more than a majority of all then outstanding Shares (other than certain specified Shares as more specifically described in the Amended and Restated Merger Agreement); (2) the accuracy of certain of the Company’s representations and warranties in the Amended and Restated Merger Agreement, subject to specific materiality qualifications and thresholds; (3) compliance by the Company with certain of its covenants in the Amended and Restated Merger Agreement in all material respects; (4) the absence of legal restraints or orders prohibiting the consummation of the Offer or the Merger; and (5) the absence of a termination of the Amended and Restated Merger Agreement in accordance with its terms. There is no condition related to the non-occurrence of a “material adverse effect.” The Company, Parent and Merger Sub have received all necessary regulatory approvals to consummate the Offer and the Merger.

The Amended and Restated Merger Agreement contains certain customary representations, warranties and covenants by the Company, Parent and Merger Sub, respectively. In addition, the Company will continue to be subject to customary “no-shop” restrictions on its ability, except as permitted by the Amended and Restated Merger Agreement, to solicit, initiate, propose or induce the making or knowingly encourage alternative acquisition proposals from third parties and to provide nonpublic information to, or participate in, discussions or negotiations with third parties regarding alternative acquisition proposals. These restrictions are substantively identical to those contained in the Original Agreement.

The Amended and Restated Merger Agreement contains certain termination rights for both the Company and Parent. Upon termination of the Amended and Restated Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $48,628,267. Specifically, if the Amended and Restated Merger Agreement is validly terminated by (1) Parent, if the Board changes its recommendation with respect to the Offer, or (2) the Company, if the Board authorizes the acceptance of a superior proposal and such proposal was not solicited in breach of the provisions in the Amended and Restated Merger Agreement, then, in each case, the termination fee will be payable by the Company to Parent upon termination. The termination fee will also be payable in certain circumstances if the Amended and Restated Merger Agreement is validly terminated because (1) the Merger is not completed by December 23, 2020, (2) prior to such termination (but after the date of the Amended and Restated Merger Agreement) a proposal, generally speaking, to acquire at least 50% of the Company’s stock or assets is publicly announced or disclosed by a third party and (3) the Company subsequently consummates, or enters into a definitive agreement providing for, a transaction involving the acquisition of at least 50% of its stock or assets within one year of such termination.

Upon termination of the Amended and Restated Merger Agreement under other specified circumstances, Parent will be required to pay the Company a termination fee of $97,256,534. Specifically, if the Amended and Restated Merger Agreement is validly terminated by the Company because (1) Merger Sub fails to commence the Offer as required by the Amended and Restated Merger Agreement, or (2) Parent fails to consummate the Offer as required pursuant to, and in the circumstances specified in, the Amended and Restated Merger Agreement, then, in each case, the termination fee will be payable by Parent to the Company upon termination. Certain funds managed or advised by Advent International Corporation (“Advent”) have provided the Company with a limited guarantee in favor of the Company (the “Limited Guarantee”). The Limited Guarantee guarantees, among other things, the payment of the termination fee payable by Parent, subject to the conditions set forth in the Limited Guarantee.

In addition to the foregoing termination rights, and subject to certain limitations, each of the Company or Parent may terminate the Amended and Restated Merger Agreement if the Offer has not been consummated by December 23, 2020.

The Amended and Restated Merger Agreement also provides that the Company, on one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations of the other party under the Amended and Restated Merger Agreement.

Pursuant to an equity commitment letter dated July 15, 2020, certain funds managed or advised by Advent have committed to provide Parent, on the terms and subject to the conditions set forth in the equity commitment letter, at the Effective Time, with an aggregate equity contribution of up to $1,600 million. This amount is sufficient to fund the acquisition of all of the Shares and to make the other payments required at the closing of the Merger in connection with the treatment of the Company’s stock-based equity awards and the Company’s stock options described above.

The foregoing description of the Amended and Restated Merger Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Merger Agreement, a copy of which is filed as Exhibit 2.1, and is incorporated by reference.

The Amended and Restated Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Amended and Restated Merger Agreement and:

•	may have been qualified in the Amended and Restated Merger Agreement by disclosures that were made to the other party in the disclosure letter to the Amended and Restated Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Amended and Restated Merger Agreement or such other date or dates as may be specified in the Amended and Restated Merger Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(c) Appointment of Chief Operating Officer

On July 14, 2020, and in connection with the entry into the Amended and Restated Merger Agreement, the Board appointed Nicholas Noviello as the Company’s Chief Operating Officer, effective as of the first business day following the commencement of the Offer.

Mr. Noviello, age 51, has served as a Senior Operating Partner at Crosspoint Capital Partners L.P. (“Crosspoint”) since March 2020. Prior to Crosspoint, Mr. Noviello served as Chief Financial Officer, Executive Vice President Finance & Operations with Symantec Corporation (“Symantec”) from December 2016 to May 2019. He was Executive Vice President, Chief Integration Officer with Symantec from August 2016 to November 2016. Prior to Symantec, Mr. Noviello served as Chief Financial Officer, Finance & Operations with Blue Coat Systems, Inc. (“Blue Coat”) from January 2016 to July 2016. Prior to Blue Coat, Mr. Noviello served as Chief Financial Officer, Executive Vice President Finance and Operations with NetApp, Inc. (“NetApp”) from January 2012 to January 2016 and Senior Vice President and Corporate Controller from January 2008 to December 2011. Prior to NetApp, Mr. Noviello was at Honeywell International from January 2000 to January 2008. He started his career at PricewaterhouseCoopers, and is a CPA. Mr. Noviello also serves on the boards of BeyondTrust and Cristo Rey San Jose Jesuit High School. Mr. Noviello holds a Masters of Science in Taxation from Fairleigh Dickinson University and a Bachelor of Science in Business Administration from Boston University, Questrom School of Business.

Employment Agreement

In connection with Mr. Noviello’s appointment, the Board approved the entry into an employment agreement with him similar in form generally to the employment agreements between the Company and each of its current named executive officers. The employment agreement for Mr. Noviello provides for a term of one year, beginning on the first business day after the commencement of the Offer, with automatic renewal of successive, one-year terms thereafter unless either party provides notice of non-renewal at least 30 days prior to the renewal date, provided that in the event of a “change in control” of the Company, as defined in the employment agreement and that excludes the Offer and the Merger, the employment agreement will be extended automatically through the date that is 12 months following the change in control. If a definitive agreement for a transaction that, if consummated, would result in change in control of the Company is entered into by the Company, any nonrenewal notice by the Company will not be permitted (until the change in control occurs or the definitive agreement is terminated).

Pursuant to the employment agreement, Mr. Noviello’s base salary is $500,000. Mr. Noviello is eligible to receive cash incentive compensation, with his target bonus opportunity to be determined by the Board or its compensation committee, as applicable, after consultation with Mr. Noviello. Any bonus will be awarded based on the objective and/or subjective criteria established and approved by the Board or its committee, as applicable, in its sole discretion. The employment agreement does not provide for an initial grant of equity to Mr. Noviello.

Mr. Noviello’s employment agreement provides that, if his employment is terminated by the Company without “cause” (and other than due to his death or his becoming “disabled”) or by him for “good reason,” as such terms are defined in his employment agreement, other than during the period beginning three months before a change in control of the Company through 12 months after such change in control, provided he signs and does not revoke a separation agreement described below, he will receive:

•	a lump sum cash payment equal to 100 percent of his then-current base salary; and
•	a lump sum cash payment equal to 12 months of premiums he otherwise would be required to pay for continued post-employment group health coverage, based on the benefits in effect on the date his employment is terminated.

Mr. Noviello’s employment agreement provides that, in the event of a change in control of the Company (which excludes the Offer and the Merger), if any of his equity awards will not continue through assumption or substitution after the change in control, such award will be fully vested immediately prior to the change in control.

Mr. Noviello’s employment agreement also provides that, if his employment is terminated by the Company without cause (and other than due to his death or his becoming disabled) or by him for good reason during the period beginning three months before a change in control of the Company through 12 months after a change in control of the Company, provided he signs and does not revoke a separation agreement described below, he will receive:

•	a lump sum cash payment equal to 100 percent of the sum of (1) the greater of his then-current base salary and the base salary in effect immediately before the change in control; and (2) his target annual incentive opportunity;
•	a lump sum cash payment equal to 12 months of premiums he otherwise would be required to pay for continued post-employment group health coverage, based on the benefits in effect on the date his employment is terminated; and
•	100 percent accelerated vesting of the unvested portion of all stock options and other stock-based awards held by him, with any performance-based vesting component deemed achieved at target.

The separation agreement would include, among other terms, a release of claims in the Company’s favor, and non-disparagement and confidentiality obligations on the part of Mr. Norviello.

Mr. Noviello’s employment agreement provides that if any payment or benefits to him (including the payments and benefits under his employment agreement), when calculated in a manner consistent with Section 280G of the Internal Revenue Code and the applicable regulations thereunder, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments and benefits will either (1) be reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not be reduced, whichever, after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax, results in his receipt, on an after-tax basis, of the greater payments and benefits.

The Company also expects to enter into the Company’s standard indemnification agreement with Mr. Noviello.

Mr. Noviello was appointed as Chief Operating Officer of the Company pursuant to the Amended and Restated Merger Agreement. Mr. Noviello does not have a family relationship with any of the officers or directors of the Company. Mr. Noviello is not a party to any transaction involving the Company that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(d) Appointment of New Director

On July 14, 2020, and in connection with the entry into the Amended and Restated Merger Agreement, the Board appointed Greg Clark as a member of the Board and to the position of Co-Executive Chairman of the Board, in each case effective as the first business day following the commencement of the Offer. Theresia Gouw will serve as the other Co-Executive Chairman of the Board. In connection with his appointment as a director, Mr. Clark was not appointed to any committees of the Board.

Mr. Clark will receive compensation for his Board service pursuant to the terms of the Company’s outside director compensation policy as disclosed in the Company’s proxy statement with respect to the Company’s 2019 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on April 16, 2019. The Company also expects to enter into the Company’s standard director indemnification agreement with Mr. Clark.

Mr. Clark was appointed as a director of the Company pursuant to the Amended and Restated Merger Agreement. Mr. Clark does not have any family relationship with the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Clark has not entered into any other material plan, contract, arrangement or amendment in connection with his appointment to the Board. Mr. Clark is not a party to any transaction involving the Company that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of July 15, 2020, between Ferrari Group Holdings, L.P., Ferrari Merger Sub, Inc. and ForeScout Technologies, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATUREs

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ForeScout Technologies, Inc.

Date: July 16, 2020	By:	/s/ Darren J. Milliken
Name: Darren J. Milliken
Title: Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer